Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Chemed Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	1,000,000	$498.90	$498,900,000.00	$0.0000927	$46,248.03

	Total offering amount Total Fee Offsets Net Fee Due				$498,900,000.00	$0.0000927	$46,248.03

1.
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.

2.
Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee.  The fee is computed based upon the average of the $503.76 (high) and $494.04 (low) the price of the Registrant’s Shares of Common Stock on May 10, 2022, as reported on the New York Stock Exchange, which date is within five days prior to filing this Registration Statement.